INVESTMENT AGREEMENT

between

UNITED ECOENERGY CORP.
and

SSC, INC.

Dated

May __, 2009

INVESTMENT AGREEMENT ("Agreement") dated as of May __, 2009 between United EcoEnergy Corp., a Nevada corporation (“UEEC”), and SSC, Inc., a Washington corporation (“SSC”)

RECITALS

WHEREAS, SSC is an operating company which manufactures and sells American supercars, including the Aero and other high performance automobiles; and

WHEREAS, UEEC has agreed to invest in SSC and to acquire an equity interest in SSC and SSC would like to receive such investment and provide an equity interest in SSC.

NOW, THEREFORE, UEEC and SSC agree that UEEC and the investors shall acquire up to thirty-five (35) percent of the total outstanding equity interests in SSC on the terms and conditions and in the manner as set forth herein.

ARTICLE 1:      THE EQUITY INVESTMENT

1.1     Initial Investment. At the Effective Date (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, UEEC shall acquire 2,000,000 shares of the Convertible Preferred Stock of SSC (the “SSC Stock”) representing, as of the Effective Date, not less than five (5) percent of all stock of SSC issued and outstanding on a fully diluted basis at a value of $1.00 per share, in exchange for 3,636,363shares of common stock of UEEC (the “UEEC Stock”) equal in value on the Effective Date to the SSC Stock.

1.2     Subsequent Investment. Following the Closing of the Initial Investment, UEEC shall invest or introduce or source investment of up to $5,000,000 in additional funds and UEEC Stock into SSC to acquire SSC Stock, in increments of $500,000 in cash during the term of this Agreement, on the following basis:

1.2.1     For each $500,000 investment at or after the Effective Date (the date of each such additional investment being hereafter referred to as the “Investment Date”), UEEC or the investors shall receive an additional 500,000 shares of SSC Stock representing 2.5 percent of the resulting total issued and outstanding equity ownership interests in SSC; and

1.2.2     For each $500,000 investment at or after the Effective Date that is made by UEEC , UEEC shall be granted an additional one-half of one percent (0.05%) of SSC Stock, and SSC shall be granted an additional one-half of one percent (0.05%) of common stock of UEEC.

1.2.3.     The parties understand that follow on financing may be required. At SSC’s request, and as quickly as feasible, UEEC agrees to use best effots to arrange or perform such financing on terms acceptable to SSC and in an amount and time that is acceptable to SSC. In exchange for the covenant by UEEC under this section 1.2.2, for two years after the effective date of this Agreement, UEEC shall have the first right of refusal to match any other offer that third parties make to invest in SSC.

1.2.4     The parties acknowledge that SSC and UEEC have entered into a separate secured promissory note for $250,000 and that, notwithstanding any of the terms and provisions of that note, all fudns advanced to SSC by UEEC thereunder shall be considered a part of the additional investment provided for in Item 1.2.1

1.3     Convertible Preferred Stock. The Convertible Preferred Stock to be issued hereunder by SSC shall be at a purchase price of $1.00 per share, voting preferred stock, which shall entitle the holder to vote on a par with the common stock of SSC, with each share of Convertible Preferred Stock having the number of votes it would have as and if converted into common stock of SSC. The Convertible Preferred Stock shall be convertible into the number of shares of common stock of SSC which shall represent the appropriate percentage of the total equity interests in SSC determined at the time of issue.

1.4     Effective Date; Closing. Immediately upon the execution of this Agreement by UEEC and SSC, and the satisfaction or waiver of the conditions set forth in Article 5 (the time of such execution and satisfaction being the "Effective Date"), the parties hereto shall cause the Initial Investment by UEEC to be consummated by executing and delivering the documents required to complete the exchange provided for in Paragraph 1.1 and the parties shall take all such other and further actions as may be required to cause the Initial Investment and the exchange of Convertible Preferred Stock and UEEC Stock to become effective immediately (the “Closing”).

1.5     Board of Directors.     At the Effective Date, the Board of Directors of SSC shall be set at three members, one of which shall be designated at all times by UEEC, and two of which shall be designated by Jerod O. Shelby. The By-Laws of SSC shall provide that all material decisions by or for SSC shall be by a majority of the Board of Directors and that a quorum of Directors, in person or by conference telephone, shall be at least three Directors.

1.6     Valuation of UEEC Stock. The UEEC Stock shall be valued at the Average Market Price of the common stock of UEEC at the applicable valuation date, on the following basis:

1.6.1     The Average Market Price shall be the average closing price of UEEC common stock on the trading market on which the shares are then trading, for the five (5) trading days immediately prior to the applicable valuation date.

1.6.2     In the event that the common shares of UEEC are not then trading on any market, the Average Market Price shall be the net asset value per share of the common stock of UEEC on the applicable valuation date, determined in the same manner as UEEC determines and reports its new asset value for purposes of its required SEC filings.

1.7. Registration of UEEC Stock. The parties acknowledge that UEEC is a publicly reporting and trading company, and that it may not issue its shares on a free trading basis except through a registration statement which is effective with the U.S. Securities & Exchange Commission. Accordingly, UEEC agrees that it will include the UEEC Stock issued under this Agreement in the next S-1 registration statement filed thereafter by it with the SEC, at no cost or expense to SSC, and that if it has not filed such a registration statement within 6 months of the applicabke issuance of UEEC Stock to SSC, it will prepare and file a registration statement with the SEC within 45 days thereafter and diligentsly pursue the registration until effective; provided, however, if and to the extent any UEEC Stock issued hereunder is eligible for transfer or trading under the provisions of SEC Rule 144 at that time, then no such registration statement need be filed or thereafter pursued by UEEC .

ARTICLE 2:      MANAGEMENT ASSISTANCE

During the term of this Agreement, UEEC shall render to SSC such advisory, management consulting and other services in relation to the operations of SSC as are requested in writing by the Board of Directors of SSC, including strategic planning; domestic marketing and sales; and financial and management oversight, including, without limitation, advisory and consulting services in relation to the selection, retention and supervision of independent auditors, budgeting, internal financial controls, design and implementation of financial controls and systems, the selection, retention and supervision of outside legal counsel, the selection, retention and supervision of investment bankers or other financial advisors or consultants, the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company (the "Advisory Services"). Advisory Services shall be performed by and through such of UEEC's officers, employees, agents, representatives and affiliates as UEEC, in its sole discretion, shall designate.

Article 3: REPRESENTATIONS AND WARRANTIES OF UEEC

To the best of UEEC’s actual knowledge, UEEC represents and warrants to, and agrees with, SSC as follows with respect to UEEC:

3.1     Organization.     UEEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with its principal place of business located in Florida. UEEC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. UEEC is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction, if any, in which its property or business makes such qualification necessary.

3.2     Authority Relative to this Agreement. UEEC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be at Closing duly and validly authorized by the Board of Directors of UEEC and no other corporate proceedings on the part of UEEC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by UEEC and constitutes a valid and binding agreement, enforceable against it in accordance with its terms.

3.3     No Conflict; Required Filings and Consents.

(a)     The execution and delivery of this Agreement by UEEC does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to UEEC or by which its properties are bound or affected, (ii) violate or conflict with either the Articles of Incorporation or By-Laws of UEEC or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination or cancellation of, or result in the creation of a lien on any of the properties of UEEC pursuant to any contract to which UEEC is a party or by which UEEC or any of its respective properties is bound or affected.

(b)     UEEC is not required to submit any notice, report or other filing with any governmental entity or regulating body, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any governmental entity or regulatory body, domestic or foreign, is required to be obtained or made by UEEC in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

3.4     Litigation. No investigation or review by any governmental entity or regulatory body, foreign or domestic, with respect to UEEC is pending or threatened against UEEC, and no governmental entity or regulatory body has advised UEEC of an intention to conduct the same. There is no claim, action, suit, investigation or proceeding pending or threatened against or affecting UEEC at law or in equity or before any federal, state, municipal or other governmental entity or regulatory body, or which challenges the validity of this Agreement or any action taken or to be taken by UEEC pursuant to this Agreement. As of the date hereof, UEEC is not subject to, nor is there in existence, any outstanding judgment, award, order, writ, injunction or decree of any court, governmental entity or regulatory body relating to UEEC.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF SSC

To the best of SSC’s actual knowledge, SSC represents and warrants to, and agrees with, UEEC as follows with respect to SSC:

4.1     Organization. SSC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SSC is duly qualified to do business and in good standing as a foreign corporation or entity in each jurisdiction in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. SSC has heretofore delivered to UEEC true, accurate and complete copies of its Articles of Incorporation, By-Laws and all other governing documents as in effect on the date hereof and minutes of all meetings of the Board of Directors of SSC held through and including the date of this Agreement to the extent the same exist. SSC is not in violation of any of the provisions of its Articles of Incorporation, By-Laws and all other governing documents.

4.2     Authority Relative to this Agreement. SSC has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be at Closing duly and validly authorized by the Board of Directors of SSC, and no other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SSC and constitutes a valid and binding agreement, enforceable against it in accordance with its terms.

4.3     No Conflict; Required Filings and Consents.

(a)     The execution and delivery of this Agreement by SSC does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to SSC or by which its properties are bound or affected, (ii) violate or conflict with its Articles of Incorporation, By-Laws and all other governing documents of SSC or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination or cancellation of, or result in the creation of a lien on any of the properties of SSC pursuant to any contract to which SSC is a party or by which SSC or any of its respective properties is bound or affected.

(b)     SSC is not required to submit any notice, report or other filing with any governmental entity or regulating body, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any governmental entity or regulatory body, domestic or foreign, is required to be obtained or made by SSC in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c)     SSC has filed the necessary and appropriate federal and state securities documents related to the offering for the company’s shares.

4.4     Financial Statements.

(a)     The balance sheet of SSC (the “SSC Balance Sheet”), and the related statements of income and retained earnings, (“SSC’s Financial Statements”), copies of which will have been or will be delivered by SSC to UEEC prior to and as a condition to Closing, fairly present the financial condition of SSC as of said dates and the results of its operations for the periods then ended. SSC’s Financial Statements, (y) are in accordance with the books and records of SSC and (z) present fairly the financial position and results of operations of SSC at the times and for the periods to which they relate on a cash basis method of accounting. SSC has maintained its books of account on a cash basis, and such books and records are, and during the periods covered by SSC’s Financial Statements were correct and complete in all material respects, fairly and accurately reflect and reflected the income, expenses, assets and liabilities of SSC and provide and provided a fair and accurate basis for the preparation of SSC’s Financial Statements and of the tax returns and reports of SSC, except as otherwise provided in this Agreement.

4.5     Real and Personal Property. SSC does not own any real property. SSC has good and marketable title to, or valid leasehold interests in, all other assets used or held for use in the conduct of its business. All of the assets owned or leased by SSC are in all material respects in good condition and repair, ordinary wear and tear excepted, and well maintained.

4.6     Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in SSC’s Financial Statements and Interim Financial Statements or as otherwise disclosed to UEEC, SSC will not have at the Closing Date any material liabilities or obligations (secured, unsecured, contingent or otherwise) of a nature customarily reflected in a company balance sheet ("Liabilities").

4.7     Absence of Certain Changes. Since inception (i) there has been no material adverse change in the condition (financial or otherwise), of the assets, liabilities, results of operations, business or prospects of SSC and (ii) nothing has occurred relative to the business or prospects of SSC which would have a material adverse effect on the future business of SSC.

4.8     Litigation. No investigation or review by any governmental entity or regulatory body, foreign or domestic, with respect to SSC is pending or threatened against SSC, and no governmental entity or regulatory body has advised SSC of an intention to conduct the same. There is no material claim, action, suit, investigation or proceeding pending or threatened against or affecting SSC at law or in equity or before any federal, state, municipal or other governmental entity or regulatory body, or which challenges the validity of this Agreement or any action taken or to be taken by SSC pursuant to this Agreement. As of the date hereof, SSC is not subject to, nor is there in existence, any outstanding judgment, award, order, writ, injunction or decree of any court, governmental entity or regulatory body relating to SSC.

4.9      Contracts.

(a)     SSC has provided or will provide UEEC with copies of all material contracts, agreements, leases, licenses, arrangements, commitments, sales orders, purchase orders or any claim or right or any benefit or obligation arising thereunder or resulting therefrom and currently in effect, whether oral or written to which SSC is a party (“Contracts”), including:

(i)     any Contract (or group of related Contracts) for the lease of real or personal property to or from any person providing for lease payments in excess of $10,000 per annum;

(ii)     any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to SSC, or involve consideration in excess of $10,000 except as previously disclosed to UEEC;

(iii)     any Contract concerning a partnership or joint venture;

(iv)     any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a lien on any of their assets, tangible or intangible;

(v)	any Contract concerning confidentiality or non-competition;

(vi)     any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of their current or former directors, officers, and employees;

(vii)     any Contract under which it has advanced or loaned any amount to any of their directors, officers, and employees outside the ordinary course of business;

(viii)     any Contract under which the consent of the other party thereto is required in connection with the assignment of such Contract in connection with the transaction contemplated hereby;

(ix)     any Contract under which the consequences of a default or termination could have a material adverse effect on SSC; or

(x)     any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $50,000.

(b)     All material Contracts have been duly authorized and delivered by SSC and any third party thereto, are in full force and effect against SSC, and constitute the valid and binding obligations of SSC and the respective parties thereto enforceable in accordance with their respective terms (subject to laws generally affecting the enforcement of creditor’s rights). As to the material Contracts, (i) there are no existing breaches or defaults by SSC thereunder or by the other parties to such Contracts, (ii) no event, act or omission has occurred or, as a result of the consummation of the transactions contemplated hereby, will occur which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default by SSC thereunder or give cause for termination thereof, (iii) none of them will result in any loss to SSC upon completion or performance thereof and (iv) none of the parties to such Contracts have expressed an indication to SSC of their intention to cancel, renegotiate or exercise or not exercise any option under any such Contracts.

4.10     Intellectual Property.

(a)     SSC owns or has the right to use pursuant to license, sublicense, agreement, or permission all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) mask works and all applications, registrations, and renewals in connection therewith, (v) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, blueprints, sketches, storyboards, models, engineering drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) computer software (including data and related documentation), (vii) other proprietary rights and know-how, (viii) copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (ix) licenses and sublicenses granted and obtained with respect thereto, and rights thereunder (“Intellectual Property”) necessary for the operation of the businesses of SSC as now conducted and as proposed to be conducted by SSC.

(b)     To the best of SSC’s knowledge after due inquiry, SSC has not interfered with, infringed upon, misappropriated or come into conflict with any Intellectual Property rights of third parties and SSC has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that SSC must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of SSC.

(c)     With respect to each item of Intellectual Property owned by SSC and except as set forth on Schedule 4.10(c) to this Agreement:

(i)     SSC at the Effective Date will possess all right, title, and interest in and to the item, free and clear of any lien, license, or other restriction;

(ii)     the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)     no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of SSC, and, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)     SSC has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d)     With respect to each item of Intellectual Property used by SSC pursuant to any license, sublicense, agreement or permission:

(i)     the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, subject generally to the laws of bankruptcy and reorganization;

(ii)     the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)     no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)     no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v)     with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi)     the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii)     no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii)     SSC has never granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e)     SSC does not and will not, interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

4.12     Receivables; Payables.

(a)     All accounts receivable of SSC which are or will be reflected on SSC’s Interim Financial Statements at the Effective Date will arise in the ordinary course of business out of bona fide sales and deliveries of goods, services or other business transactions. All accounts receivables of SSC are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims of which SSC and are aware, are current and to the knowledge of SSC, collectible, and will be collected in accordance with their terms at their recorded amounts.

(b)     All accounts payable (including, without limitation, taxes payable) reflected on SSC’s Interim Financial Statements at the Effective Date and all accounts payable of SSC arising subsequent to the Effective Date, to the extent there have been or are funds available, will be and are being paid in the ordinary course of its business and consistent with past practice.

4.13     Licenses, Permits and Consents; Compliance with Applicable Law.

(a)     SSC possesses all licenses and permits which individually or in the aggregate are material to the conduct of the business of SSC or any of their employees by reason of such employee's activities on behalf of SSC under applicable law or required by any federal, state, local or foreign governmental entity or regulatory body for the operation of the business of SSC, and all of such listed licenses and permits are in full force and effect as of the Effective Date and will remain in full force and effect following the consummation of the transactions contemplated hereby. SSC has not received notice and has no reason to believe, that any appropriate authority intends to cancel or terminate any of such licenses or permits or that valid grounds for such cancellation or termination currently exist.

(b)     SSC is not in material violation or breach of any, and the business and operations of SSC complies in all material respects and is being conducted in accordance with, all material governing laws, regulations and ordinances applicable thereto and SSC is not in material violation of or in material default under any judgment, award, order, writ, injunction or decree of any court, arbitration tribunal, governmental entity or regulatory body.

4.14     Insurance. Attached as Schedule 4.14 is a list of insurance SSC maintains covering its properties and business.

4.15     Tax Matters. SSC has timely filed all required federal, state, local, foreign and other governmental tax returns and reports required to be filed by it for all taxable periods ending on or before the Effective Date. As of the time of filing, such returns and reports were true, complete and correct and were made on a proper basis. All federal, state, local and foreign income, unincorporated business, gross receipts, sales, franchise, profits, property, capital, intangibles, employment, excise or other taxes, fees, stamp taxes, duties, penalties, assessments, governmental charges or other payments (collectively “Tax” or “Taxes”) for all periods up to and including June 30, 2008 have been duly paid or withheld or are, or will on the date hereof be, adequately reserved for or withheld in accordance with all federal, state and local tax laws.

4.16     Books and Records. The Articles of Incorporation, By-Laws and other company records of SSC are correct and complete in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.

4.17.     Entire Business. No portion of the business of SSC is conducted by third parties and all of the assets necessary for the conduct of the business of SSC as presently conducted are owned by, licensed to SSC, or leased to SSC.

4.18.     Employee Benefit Plans. SSC has no ERISA plans.

4.19     Suppliers and Customers.

(a)     SSC has no knowledge or information or reason to believe that any significant supplier has ceased, or intends to cease, to sell goods or services to SSC or has substantially reduced, or intends to substantially reduce, the sale of such goods or services either as a result of the transaction contemplated by this Agreement or otherwise or intends to sell such goods and services other than on terms and conditions similar to those imposed on prior sales to SSC.

(b)     SSC has no knowledge that any of its significant customers has ceased, or intends to cease, to purchase goods from SSC, either as a result of the transaction contemplated hereby or otherwise.

4.20     Product Warranties, Product Return Policies and Service Warranties. To the best of SSC’s knowledge, each product or service developed, sold or provided by SSC has been in conformity with all applicable contractual commitments and all express and implied warranties, and SSC has no liability for replacement or repair thereof or other damages in connection therewith. No product or service developed, sold or provided by SSC is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. There are no pending and suspected claims or demands nor threatened claims or demands, seeking return, replacement and/or repair of products pursuant to warranties extended by SSC prior to the Effective Date.

4.21     Employees: Labor Matters.

(a)     No officer, employee or consultant of SSC is, or is now anticipated to be, in violation of any material term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant, relating to the right of any such officer, employee, or consultant to be employed or engaged by SSC because of the nature of the business conducted or to be conducted by SSC relating to the use of trade secrets or proprietary information of others, and to the knowledge of SSC; the continued employment or engagement of SSC’s’ officers, employees or consultants does not subject SSC to any liability with respect to any of the foregoing matters.

(b)     No officer, consultant or key employee of SSC whose termination, either individually or in the aggregate, could have a material adverse effect on SSC, has terminated or will terminate at the Effective Date; or has any present intention of terminating, his employment or engagement with SSC, nor has any such person been, or been proposed to be terminated by SSC.

(c)     SSC is not a party to any collective bargaining agreements. There are no unfair labor practice or employment discrimination or other employment related complaint, grievance or proceeding against SSC or, or against any person or entity with respect to any employee of SSC pending or threatened before the National Labor Relations Board or any federal, state, local or foreign governmental entity or regulatory body, to the knowledge of SSC, there is no basis for any such complaint, grievance or proceeding.

(d)     SSC is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including all EEOC laws and regulations. SSC has fully complied with all applicable provisions of COBRA and has no obligations with respect to any former employees or qualifying beneficiaries thereunder. SSC enjoys satisfactory relations with its employees and agents.

4.22     Environmental, Health and Safety Matters. SSC is not in violation of any applicable statute, law or regulation relating to the environment or occupational safety and health, and no material expenditures will be required in order to comply with any such statute, law or regulation.

4.23     Absence of Certain Business Practices. SSC’s directors, officers, employees or agents and any other person or entity or entity acting on their behalf have not, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person or entity or entity who is or may be in a position to help or hinder the business of SSC or assist SSC in connection with any actual or proposed transaction which (i) might subject either of SSC to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) might have had a material adverse effect on SSC if not given in the past or (iii) might materially adversely affect the condition (financial or otherwise), business, assets, liabilities, operations or prospects of SSC which might subject SSC to suit or penalty in any private or governmental litigation or proceeding if not continued in the future.

4.24     Disclosure. Neither this Agreement nor any certificate delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of SSC or by any of SSC’s Managers or members in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact or circumstances known to SSC which materially and adversely affects or which may materially and adversely affect SSC’s business, prospects or financial condition or its assets, which has not been set forth in this Agreement, certificates or statements furnished in writing or orally disclosed to UEEC in connection with the transactions contemplated by this Agreement.

4.25     Broker's or Finder's Fees. Beyond SSC’s agreements with Sheffield International Finance Corporation and Philippe R. Harari dated June, 2008 and September, 2008, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, SSC who might be entitled to any fee or commission upon the consummation of the transactions contemplated hereby or thereafter.

4.27.     Subsidiary or Affiliated Companies.     SSC has one wholly-owned subsidiary, SSC Green, Inc., a Delaware corporation.

ARTICLE 5: CONDITIONS TO CONSUMMATION OF THE transaction.

5.1     Conditions to Obligations of Each Party. The respective obligations of each party to close the Transaction are subject to the satisfaction, at or prior to the Effective Date, of the following conditions:

(a)     This Agreement shall have been approved and adopted by the requisite affirmative vote or written consent of UEEC and SSC.

(b)     No statute, rule, regulation, executive order, decree, judgment or injunction shall have been enacted, entered, promulgated or be in force by any court or governmental authority which prohibits or restricts the consummation of the Transaction; provided, however, that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated.

(c)     The By-Laws of SSC shall have been amended or modified as required to carry out the intent of this Agreement and the transactions set forth herein.

5.2     Conditions to Obligations of UEEC. UEEC's obligation to consummate the Transaction shall be subject to fulfillment at or before the Effective Date of each of the following conditions, unless waived in writing by UEEC:

(a)     The representations and warranties of SSC set forth in this Agreement shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on and as at the Effective Date, and SSC shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Effective Date.

(b)     UEEC shall have received all documents it may reasonably request relating to the existence of SSC and the authority of SSC to enter into this Agreement and to consummate the transactions contemplated hereby.

(c)     All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby, or incidental hereto or thereto, and all other related legal matters shall have been approved by UEEC.

(d)     There shall be no effective injunction, writ or preliminary restraining order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided or which is reasonably likely to have any material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of SSC.

(e)     SSC shall have delivered to UEEC, financial statements and balance sheets as required by Section 3.5(a) and Section 3.5(b).

(f)     Since the time of SSC’s Financial Statements and Interim Financial Statements there shall not have been, and at the Effective Date there shall not be in existence, any event, condition or state of facts which could reasonably be expected to result in, any material adverse change in the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of SSC except as otherwise provided in this Agreement.

          (g)     Except as previously disclosed to UEEC, all patents, trademarks, copyrights, know-how and other intellectual property used, developed or material to the present and future operation of the business of SSC and SSC and its affiliates shall be owned by SSC, and any such items not currently assigned to or owned by SSC shall be transferred to it by such means as UEEC shall agree as of the Effective Date.

          (h)      UEEC shall have until May 10, 2009 to complete its due diligence and proceed with Closing. If no objection is received, then UEEC will be deemed to have accepted the results of its due diligence and waived any objections to the closing this transaction.

5.3     Additional Conditions to Obligations of SSC. The obligation of SSC to consummate the Transaction shall be subject to fulfillment at or before the Effective Date of each of the following conditions, unless waived in writing by SSC:

(a)     The representations and warranties of UEEC contained in this Agreement shall be true and correct in all material respects at the Effective Date, and UEEC shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Effective Date.

(b)     SSC shall have received all documents it may reasonably request relating to the existence of UEEC and the authority of UEEC to enter into this Agreement and to consummate the transactions contemplated hereby.

(c)     All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby, or incidental hereto or thereto, and all other related legal matters shall have been approved by SSC.

(d)     There shall be no effective injunction, writ or preliminary restraining order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided or which is reasonably likely to have any material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of UEEC.

ARTICLE 6:     NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations and warranties shall survive the Effective Date for a period of twelve (12) months and shall not be affected by any investigation at any time made by or on behalf of SSC, on the one hand, or UEEC, on the other hand.

ARTICLE 7:     General Provisions

7.1     Entire Agreement.  This Agreement and the Management Agreement constitute the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

7.2     Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.3     Governing Law; Venue.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to conflict of laws.

7.4     Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

7.5     Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made as of the time delivered if delivered in person, or by reputable overnight delivery service, to the respective parties as follows:

if to UEEC:

United EcoEnergy Corp.

1365 N. Courtenay Parkway, Suite A

Merritt Island, FL 32953

Telephone: 321-452-9091
Fax: 321-452-9093

if to SSC:

SSC, Inc.

                     405 S 54th Avenue

West Richland, WA 99353

or to such other address as the person to whom notices are given may have previously furnished to the others in writing in the manner set forth above.

7.7     Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

7.8     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, its successors and assigns.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

UNITED ECOENERGY CORP.

a Nevada corporation

By:                                    Date:

SSC, Inc.

a Washington corporation

By:__________________________________          Date: ____________________

SCHEDULE “4.10(c)”

INTELLECTUAL PROPERTY

SCHEDULE 4.14

INSURANCE